Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Able Brands Co. (the “Company”) on Form S-1 of our report dated March 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue to as a going concern, with respect to our audit of the financial statements of the Company as of February 26, 2021 and for the period from February 25, 2021 (inception) through February 26, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
West Palm Beach, FL
March 12, 2021